Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-112547 on Form S-8 of Church & Dwight Co., Inc. of our report dated June 27, 2017 appearing in the Annual Report on Form 11-K of the Church & Dwight Co., Inc. Savings & Profit Sharing Plan for Salaried Employees as of December 31, 2016 and 2015 and for the years then ended.

/s/ CohnReznick LLP

Roseland, New Jersey

June 27, 2017